Exhibit 4.3

CONSENT, WAIVER AND SECOND AMENDING AGREEMENT

This consent, waiver and second amending agreement (this “Agreement”) is dated effective as of April 15, 2024, by and among Anfield Energy Inc. (the “Borrower”), Neutron Energy Inc., Anfield Precious Metals Inc., Anfield Resources Holding Corp., ARH Wyoming Corp. and Highbury Resources Inc. (collectively, the “Guarantors”), Extract Capital Master Fund Ltd. (the “Lender”) and Extract Advisors LLC, as agent for the Lender (in such capacity, the “Agent”).

WHEREAS:

(a)

Reference is made to the credit agreement dated as of September 26, 2023 among the Borrower, as borrower, the Guarantors, as guarantors, the Lender, as lender, and the Agent, as amended pursuant to a first amending agreement dated October 6, 2023, among the Borrower, as borrower, the Guarantors, as guarantors, the Lender, as lender, and the Agent (as may be further amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

(b)

Highbury Resources Inc. (“Highbury”), as transferee, and the Borrower, have entered into an asset transfer agreement (the “Transfer Agreement”) dated as of January 2, 2024 with Gold Eagle Mining Inc. and Golden Eagle Uranium LLC, as transferors (the “Transferors”), pursuant to which Highbury proposes to acquire from the Transferors an interest in twelve mining leases issued by the United States Department of Energy for certain counties in Colorado, certain permits issued by instrumentalities of the State of Colorado, and associated data, all as more fully described in Schedule I and Schedule II of the Transfer Agreement (collectively, the “Purchased Assets”).

(c)

In consideration for the Purchased Assets, Highbury is required pursuant to the Transfer Agreement to make a series of cash payments to the Transferors in the aggregate amount of US$4,750,000 over a four-year period, and the Borrower is required to issue to the Transferors common shares equivalent to US$1,250,000.

(d)

Pursuant to Subsection 7.2(a) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, directly or indirectly issue, incur, assume or otherwise become liable for or in respect of any Indebtedness (other than Permitted Indebtedness). The deferred cash payments contemplated in the Transfer Agreement constitute “Indebtedness” (as such term is defined in the Credit Agreement), and therefore consent of the Agent is required prior to the incurrence of such Indebtedness.

(e)

Pursuant to Subsection 7.2(h) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, purchase or otherwise acquire all or substantially all (i) of the assets of any Person (other than a Credit Party) or (ii) of a division or unit of any such Person. The acquisition by Highbury of the Purchased Assets constitutes all or substantially all of the assets of, or a division or unit of, the Transferors, and therefore consent of the Agent is required prior to consummation of such acquisition.

(f)

In response to the Borrower’s press release on January 3, 2024 announcing the execution of the Transfer Agreement, the Agent provided the Credit Parties with written notice on January 9, 2024 that the transactions contemplated by the Transfer Agreement which are referred to in paragraphs (d) and (e) above are prohibited by the Credit Agreement, and will require the written consent of the Agent.

(g)

The Borrower and Highbury have requested that the Agent (i) consent to the purchase by Highbury of the Purchased Assets pursuant to the terms of the Transfer Agreement, and (ii) waive compliance by the Borrower with respect to Subsections 7.2(a) and 7.2(h) of the Credit Agreement, solely in relation to the purchase by Highbury of the Purchased Assets and the incurrence of Indebtedness contemplated in the Transfer Agreement.

(h)	The parties hereto wish to amend Subsections 7.1(y) and 7.2(f) of the Credit Agreement on the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are acknowledged by the parties), the parties hereto, intending to be legally bound, agree as follows:

1.	Consent and Limited Waiver. Subject to the terms of this Agreement, the Agent, on behalf of the Lender:

(a)	consents to the purchase by Highbury of the Purchased Assets pursuant to the terms of the Transfer Agreement;

(b)	waives compliance by Highbury with Section 7.2(a) of the Credit Agreement, solely in relation to the incurrence of Indebtedness contemplated in the Transfer Agreement; and

(c)	waives compliance by Highbury with Section 7.2(h) of the Credit Agreement, solely in relation to the purchase by Highbury of the Purchased Assets;

2.	Amendments. As of the effective date hereof:

(a)	Subsection 7.1(y) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(y) the Credit Parties, on a consolidated basis, shall at all times during the term of this Agreement, maintain minimum working capital of C$250,000, calculated as (i) the sum of cash on hand and trade receivables outstanding for less than 30 days, less (ii) trade payables, and the Borrower shall provide the Agent with evidence thereof upon written request;”.

(b)	Subsection 7.2(f) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f) take any corporate action to effect a share consolidation or stock split, without the prior written consent of the Agent, provided that if the market price per Common Share on the Exchange exceeds $0.12 per Common Share for twenty (20) consecutive trading days, then no prior consent of the Agent shall be required for the Borrower to effect a share consolidation;”; and

3.    Conditions. The consent, waivers and amendments contained herein are conditional upon all of the following terms being fulfilled to the satisfaction of the Agent as of the effective date hereof:

(a)

There exists no Default or Event of Default under the Credit Agreement as of the date of this Agreement, and no Default or Event of Default will occur as a result of the implementation of any of the transactions contemplated by the Transfer Agreement, other than as consented to hereby.

(b)

Since the date of the most recent consolidated financial statements of the Borrower provided to the Agent, there have been no events or circumstances that have resulted in or could reasonably be expected to result in a Material Adverse Effect.

(c)

The representations and warranties in the Credit Agreement continue to be true and correct as if made on and as of the date of this Agreement, except for those stated to be made as of a particular date.

(d)

Subject to the Borrower obtaining the requisite approvals of the Exchange and other securities regulatory authorities, as applicable, the Borrower shall create and issue to the Lender (or as the Lender may direct) 4,000,000 non- transferrable warrants of the Borrower, with each warrant being exercisable for one Common Share at an exercise price equal to C$0.095 per Common Share and for an exercise period terminating on September 26, 2028. Such warrants shall include customary adjustment provisions and shall otherwise be in the form of the certificate attached hereto as Schedule A.

4.    No Other Amendments, Waivers or Consents. Each of the Credit Parties acknowledges and agrees that, except as expressly provided herein, this Agreement shall not constitute an amendment, waiver, consent or release with respect to any provision of the Facility Documents, a waiver of any breach of representation and warranty, breach of covenant, or any Default or Event of Default thereunder, or a waiver or release of the Agent’s or the Lender’s rights or remedies, all of which are expressly reserved, and no delay on the part of the Agent or any Lender in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies. This Agreement shall constitute a Facility Document for purposes of the Credit Agreement.

5.    Binding Effect. The terms and provisions hereof shall be binding upon and shall enure to the benefit of the parties hereto and their successors, and assigns. Nothing contained in this Agreement shall otherwise be deemed or construed to amend, supplement, modify or replace any Facility Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

6.    To Be Read with Credit Agreement. This Agreement is an amendment to the Credit Agreement. Unless the context of this Agreement otherwise requires, the Credit Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Credit Agreement and this Agreement were contained in one agreement as of the date hereof. The term “Agreement” when used in the Credit Agreement means the Credit Agreement as amended, supplemented or modified from time to time (including by this Agreement).

7.    Reaffirmation of Obligations. The Credit Agreement, as amended or modified by this Agreement, and each of the other Facility Documents, shall be and continue in full force and effect and are hereby confirmed, and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. Each of the Credit Parties hereby acknowledges and reaffirms that, notwithstanding this Agreement, (i) the Facility Documents to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditor’s rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies, and (ii) each of the Facility Documents to which it is a party is hereby ratified and confirmed.

8.    Expenses. The Borrower shall pay all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Agent and the Lender in connection with the preparation, negotiation, completion, execution, delivery and review of this Agreement and all other documents, certificates and instruments arising therefrom and/or executed in connection therewith.

9.    Multiple Counterparts. This Agreement may be executed in counterparts and by electronic transmission of an authorized signature, and each such counterpart shall be deemed to form part of one and the same document.

10.   Governing Law. This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The parties hereby irrevocably attorn and consent to the non-exclusive jurisdiction of the courts of the Province of British Columbia and irrevocably waive any claim that such forum is not convenient.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Anfield Energy Inc.

By:	/s/ Corey Dias
Name: Corey Dias
Title: Chief Executive Officer

Anfield Resources Holding Corp.

By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: Director

ARH Wyoming Corp.

By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: Director

Neutron Energy, Inc.

By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: Director

Highbury Resources Inc.

By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: Director

Anfield Precious Metals Inc.

By:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: Director

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Extract Advisors LLC, as Agent

By:	/s/ Ethan Park
Name: Ethan Park
Title: Authorized Signatory

Extract Capital Master Fund Ltd.

By:	/s/ Ethan Park
Name: Ethan Park
Title: Authorized Signatory

SCHEDULE A

FORM OF WARRANT CERTIFICATE

THIS WARRANT CERTIFICATE IS VOID IF NOT EXERCISED

WITHIN THE TIME LIMITS HEREIN PROVIDED

WARRANT CERTIFICATE

THESE WARRANTS ARE NON-ASSIGNABLE AND NON-TRANSFERABLE

ANFIELD ENERGY INC.

(Incorporated under the laws of the Province of British Columbia)

WARRANT NO. 2024-04-W#001	4,000,000 WARRANTS entitling the holder to acquire, subject to adjustment, one Common Share for each Warrant represented hereby.

THIS IS TO CERTIFY THAT Extract Capital Master Fund Ltd., 227 Elgin Ave., Grand Cayman, KY1-1103, Cayman Islands (hereinafter referred to as the “holder” or the “Warrantholder”), the holder of these Warrants, is entitled to acquire for each Warrant represented hereby, in the manner and subject to the conditions, restrictions and adjustments set forth herein, at any time and from time to time until 5:00 p.m. (Vancouver time) on September 26, 2028 (the “Expiry Time”), one fully paid and non-assessable common share (a “Common Share”) in the capital of Anfield Energy Inc. (the “Company”) at a price of $0.095 per Common Share.

The Warrants may only be exercised at the head office of the Company at 4390 Grange Street, Suite 2005, Burnaby, British Columbia V5H 1P6.

The Warrants are issued subject to the terms and conditions appended hereto as Schedule “A”.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by a duly authorized officer.

DATED for reference this    th day of April, 2024.

ANFIELD ENERGY INC.

Per:
Authorized Signatory

(See terms and conditions attached hereto)

SCHEDULE “A”

TERMS AND CONDITIONS FOR WARRANTS

Terms and Conditions attached to the Warrant Certificate issued by Anfield Energy Inc. and dated for reference April  , 2024.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person, it being understood for purposes of this definition that “control” of a person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such person or direct or cause the direction of the management and policies of such person whether by contract or otherwise.

(b)

“Common Share Equivalents” means any securities of the Company or the subsidiaries that would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

(c)	“Common Shares” means the common shares in the capital of the Company to be issued pursuant to the exercise of Warrants as such shares were constituted on April , 2024;

(d)	“Company” means Anfield Energy Inc. unless and until a successor company shall have become such in the manner prescribed in Article 6, and thereafter “Company” shall mean such successor company;

(e)	“Company’s Auditors” means an independent firm of accountants duly appointed as auditors of the Company;

(f)	“Exchange” means the TSX Venture Exchange or such other stock exchange on which the Company’s Common Shares are listed and posted for trading;

(g)	“Exercise Price” means the price of $0.095 per Common Share;

(h)	“Expiry Time” means 5:00 p.m. (Vancouver time) on September 26, 2028;

(i)

“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;

(j)	“person” means an individual, corporation or company, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(k)	“Warrants” means the non-assignable and non-transferable warrants to purchase that number of Common Shares evidenced by the Warrant Certificate;

(l)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached; and

(m)	words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2	Interpretation Not Affected by Headings

The division of these Terms and Conditions into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

1.3	Applicable Law

The terms hereof and of the Warrant shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable thereto.

ARTICLE 2

ISSUE OF WARRANT

2.1	Issue of Warrants

That number of Warrants set out on the Warrant Certificate is hereby created and authorized to be issued.

2.2	Additional Warrants

Subject to any other written agreement between the Company and the Warrantholder, the Company may at any time and from time to time undertake further equity or debt financing and may issue additional Common Shares or warrants or grant options or similar rights to purchase Common Shares to any person.

2.3	Issue in Substitution for Lost Warrants

If the Warrant Certificate becomes mutilated, lost, destroyed or stolen:

(a)

the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate; and

(b)

the holder shall bear the cost of the issue of a new Warrant Certificate hereunder and in the case of the loss, destruction or theft of the Warrant Certificate, shall furnish to the Company such evidence of loss, destruction, or theft as shall be satisfactory to the Company in its discretion and the Company may also require the holder to furnish indemnity in an amount and form satisfactory to the Company in its discretion, and shall pay the reasonable charges of the Company in connection therewith.

2.4	Warrantholder Not a Shareholder

The Warrant shall not constitute the holder a shareholder of the Company, nor entitle it to any right or interest in respect thereof except as may be expressly provided in the Warrant.

ARTICLE 3

EXERCISE OF THE WARRANTS

3.1	Method of Exercise of the Warrants

The right to purchase Common Shares conferred by the Warrant Certificate may be exercised, prior to the Expiry Time, by the holder surrendering this Warrant Certificate and delivering with it a duly completed and executed exercise form (the “Exercise Form”) substantially in the form attached hereto as Schedule “B” and a certified cheque, bank draft or wire transfer payable to or to the order of the Company, at par in Vancouver, British Columbia, for the purchase price applicable at the time of surrender in respect of the Common Shares subscribed for in lawful money of Canada, to the Company.

3.2	Effect of Exercise of the Warrant

Upon surrender and payment as aforesaid the Common Shares so subscribed for shall be issued as fully paid and non-assessable Common Shares and the holder shall become the holder of record of such Common Shares on the date of such surrender and payment.

Upon the exercise of all or any of the Warrants in the manner described above, the person or persons in whose name or names the Common Shares issuable upon exercise of the Warrants are to be issued shall be deemed for all purposes to be the holder or holders of record of such Common Shares on the date of such surrender and payment, within three (3) business days after surrender of the Warrant Certificate and payment, the Company shall forthwith cause the issuance and delivery to the person or persons a certificate for the Common Shares purchased as aforesaid at the address or addresses specified in the Exercise Form.

3.3	Subscription for Less than Entitlement

The holder may subscribe for and purchase a number of Common Shares less than the total number which it is entitled to purchase on exercise of the Warrants represented by the surrendered Warrant Certificate. In the event of any purchase of a number of Common Shares less than the number which can be purchased pursuant to this Warrant Certificate, the holder shall be entitled to receive a new Warrant Certificate representing Warrants exercisable to acquire up to the balance of the Common Shares which the holder is entitled to purchase pursuant to the Warrant Certificate.

3.4	Expiration of the Warrants

If the Warrants are not exercised at or before the Expiry Time, all rights hereunder shall wholly cease and terminate and the Warrants shall be void and of no effect.

3.5	Limitation on Exercise

The Company shall not effect any exercise of this Warrant Certificate, and the holder shall not have the right to exercise any portion of this Warrant Certificate, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Form, the holder (together with the holder’s Affiliates, and any other persons acting as a group together with the holder or any of the holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant Certificate with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant Certificate beneficially owned by the holder or any of its

Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates or Attribution Parties.

Except as set forth in the preceding paragraph, for purposes of this Section 3.5, beneficial ownership shall be calculated in accordance with the Securities Act (British Columbia), as amended from time to time, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3.5 applies, the determination of whether this Warrant Certificate is exercisable (in relation to other securities owned by the holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant Certificate is exercisable shall be in the sole discretion of the holder, and the submission of an Exercise Form shall be deemed to be the holder’s determination of whether this Warrant Certificate is exercisable (in relation to other securities owned by the holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant Certificate is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

For purposes of this Section 3.5, in determining the number of outstanding Common Shares, the holder may rely on the number of outstanding Common Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Exchange, as the case may be, (B) a more recent public announcement by the Company or (C) any other notice by the Company or the transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of the holder, the Company shall within one (1) trading day confirm orally and in writing to the holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant Certificate, by the holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported.

The “Beneficial Ownership Limitation” shall be 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon exercise of this Warrant Certificate. The holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.5, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of this Warrant Certificate held by the holder and the provisions of this Section 3.5 shall continue to apply, unless: (A) the holder provides the applicable Exchange with a personal information form pursuant to the rules of such Exchange; and (B) if required, the form has been approved by such Exchange. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant Certificate. Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the holder beneficially owns in excess of 9.99% of the number of Common Shares outstanding immediately before giving effect to the issuance of Common Shares issuable upon exercise of this Warrant Certificate.

ARTICLE 4

ADJUSTMENTS

4.1	Adjustments

The number of Common Shares purchasable upon the exercise of each Warrant and the Exercise Price shall be subject to adjustment as follows:

(a)	in the event the Company shall:

(i)	pay a dividend in Common Shares or make a distribution in Common Shares;

(ii)	subdivide its outstanding Common Shares;

(iii)	combine its outstanding Common Shares into a smaller number of Common Shares; or

(iv)

issue by reclassification of its Common Shares other securities of the Company (including any such reclassification in connection with a consolidation, merger, amalgamation or other combination in which the Company is the surviving company or in the case of any sale, transfer or lease to another company of all or substantially all of the property of the Company);

the number of Common Shares (or other securities) purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Warrantholder shall be entitled to receive the kind and number of Common Shares or other securities of the Company which it would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b)

In case the Company shall issue rights, options or warrants to all or substantially all holders of its outstanding Common Shares, without any charge to such holders, entitling them (for a period within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares at a price per share which is lower than 95% of the current market price at the record date mentioned below than the then current market price per Common Share (as determined in accordance with subsection (e) below), the number of Common Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Common Shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of Common Shares so offered would purchase at the current market price per Common Share at such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(c)	In case the Company shall distribute to all or substantially all holders of its Common Shares evidence of its indebtedness or assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus and dividends or distributions referred to in subsection (a) above or in subsection (e) below or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares (excluding those referred to in subsection (b) above)), then in each case the number of Common Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Common Shares theretofore purchasable upon the exercise of each Warrant by a fraction, of which the numerator shall be the then current market price per Common Share (as determined in accordance with subsection (e) below) on the date of such distribution, and of which the denominator shall be the then current market price per Common Share less the then fair value (as determined by the Board of Directors of the Company, acting reasonably) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(d)

In the event of the distribution by the Company to all or substantially all of the holders of its Common Shares of shares of a subsidiary or securities convertible or exercisable for such shares, then in lieu of an adjustment in the number of Common Shares purchasable upon the exercise of each Warrant, the Warrantholder of each Warrant, upon the exercise thereof, shall receive from the Company, such subsidiary or both, as the Company shall reasonably determine, the shares or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised such Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4.1.

(e)

For the purpose of any computation under subsections (b) and (c) of this Section 4.1, the current market price per Common Share at any date shall be the weighted average price per Common Share for twenty-five (25) consecutive trading days, commencing not more than 45 trading days before such date on the Exchange; provided if the Common Shares are then traded on more than one stock exchange, then on the stock exchange on which the largest volume of Common Shares were traded during such twenty-five (25) consecutive trading day period. The weighted average price per Common Share shall be determined by dividing the aggregate sale price of all Common Shares sold on the Exchange, during the said twenty-five (25) consecutive trading days by the total number of shares so sold. For purposes of this subsection (e), “trading day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business. Should the Common Shares not be listed on any stock exchange, the current market price per Common Share at any date shall be determined by the Board of Directors of the Company, acting reasonably.

(f)

In any case in which this Article 4 shall require that any adjustment in the Exercise Price be made effective immediately after a record date for a specified event, the Company may elect to defer until the occurrence of the event the issuance, to the holder of any Warrant exercised after that record date, of the Common Shares and other shares of the Company, if any, issuable upon the exercise of the Warrant over and above the Common Shares and other shares of the Company; provided, however, that the Company shall deliver to the holder an appropriate instrument evidencing the holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(g)

The adjustments are cumulative, provided that no adjustment in the number of Common Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Common Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-hundredth of a share.

(h)

Wherever the number of Common Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Common Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Common Shares purchasable immediately thereafter.

(i)

No adjustment in the number of Common Shares purchasable upon the exercise of each Warrant need be made under subsections (b), (c) and (d) if, the Company issues or distributes to the Warrantholder the rights, options, warrants, or convertible or exchangeable securities, or evidences of indebtedness or assets referred to in those subsections which the Warrantholder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.

(j)

In the event that at any time, as a result of an adjustment made pursuant to subsections (a), (c) and (d) above, the Warrantholder shall become entitled to purchase any securities of the Company other than Common Shares, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in subsections (a) through (i), inclusive, above, and the provisions of Sections 4.2 through 4.4, inclusive, of this Article 4 with respect to the Common Shares, shall apply on like terms to any such other securities.

(k)

Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Exercise Price and the number of Common Shares purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if:

(i)	the only Common Shares so issued were the Common Shares, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights; and

(ii)

such Common Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised;

provided further, that no such readjustment shall have the effect of increasing the Exercise Price or decreasing the number of Common Shares purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made with respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

(l)	If, in case at any time:

(i)	the Company offers for subscription pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights;

(ii)	there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iii)	in case of any event described in Section 4.1(a) (a “Reorganization”);

then, and in any one or more of such cases, the Company will give to the Warrantholder at least 20 business days’ prior written notice of the date on which the books of the Company will close or a record will be taken for such dividend, distribution or offer of subscription rights, or for determining rights to vote with respect to such dissolution, liquidation or winding-up or Reorganization and, in the case of such dissolution, liquidation or winding-up or Reorganization, at least 20 days’ prior written notice of the date when the same will take place. Such notice in accordance with the foregoing clause will also specify, in the case of any such dividend, distribution or offer of subscriptions rights, the date on which the holders of the Common Shares will be entitled thereto, and such notice in accordance with the foregoing will also specify the date on which the holders of the Common Shares will be entitled to exchange the Common Shares for securities or other property deliverable upon such dissolution, liquidation or winding-up or Reorganization, as the case may be. Each such written notice will be given to the Warrantholder in accordance with the manner stated herein.

4.2	Voluntary Adjustment by the Company

Subject to requisite Exchange approval, the Company may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

4.3	Notice of Adjustment

Whenever the number of Common Shares purchasable upon the exercise of each Warrant or the Exercise Price of such Common Shares is adjusted, as herein provided, the Company shall promptly, and not more than 10 business days from the effective date of such adjustment or adjustments, send to the Warrantholder by first class mail, postage prepaid, notice of such adjustment or adjustments.

4.4	No Adjustment for Dividends

Except as provided in Section 4.1 of this Article 4, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

4.5	Preservation of Purchase Rights Upon Merger, Consolidation, etc.

In connection with any consolidation of the Company with, or amalgamation or merger of the Company with or into, another company (including, without limitation, pursuant to a “takeover bid”, “tender offer” or other acquisition of all or substantially all of the outstanding Common Shares) or in case of any sale, transfer or lease to another company of all or substantially all the property of the Company, the Company or such successor or purchasing company, as the case may be, shall execute with the Warrantholder an agreement that the Warrantholder shall have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the happening of such consolidation, amalgamation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, and the Warrantholder shall be bound to accept such shares and other securities and property in lieu of the Common Shares to which it was previously entitled; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a Warrant or upon the exercise of a Warrant. Any such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Schedule “A”. The provisions of this Article 4 shall similarly apply to successive consolidations, mergers, amalgamation, sales, transfers or leases.

4.6	Determination of Adjustments

If any questions shall at any time arise with respect to the Exercise Price, such question shall be conclusively determined by the Company’s Auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia, that the Company may designate and the Warrantholder, acting reasonably, may approve, and who shall have access to all appropriate records and such determination shall be binding upon the Company and the holder.

ARTICLE 5

COVENANTS BY THE COMPANY

5.1	Reservation of Common Shares

The Company will reserve and there will remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the rights of acquisition provided for in the Warrant Certificate.

5.2	New Covenants

The Company covenants and agrees that:

(a)

all Common Shares which shall be so issuable on due exercise of the Warrants will, upon issuance, be issued as fully paid and non-assessable Common Shares in the capital of the Company and free from all liens, charges and encumbrances;

(b)

until the Expiry Time, the Company shall use commercially reasonable efforts to preserve and maintain its corporate existence, remain a reporting issuer not in default of the requirements of the applicable securities laws in British Columbia and Alberta and to ensure that the Company shall make all requisite filings under applicable securities legislation necessary to remain a reporting issuer not in default;

(c)

the Company shall use its commercially reasonable efforts to ensure the Common Shares of the Company are listed and posted for trading on the Exchange or such other stock exchange or over- the-counter market as the Common Shares may be listed or quoted (as the case may be) at the time of exercise of the Warrants. Provided that the covenants in subsections 5.2(b) and (c) shall not restrict the Company from engaging in or from completing any transaction which would result in the Company ceasing to be a “reporting issuer” so long as the holders of Warrants receive securities of an entity which is listed on a stock exchange in Canada, or cash, or the holders of the Common Shares have approved the transaction in accordance with the requirements of applicable laws and the policies of the Exchange; and

(d)

if the issuance of Common Shares of the Company upon exercise of the Warrants requires any filing or registration with or approval of any Canadian securities regulatory authority or other Canadian governmental authority or compliance with any other requirement under any Canadian law before such Common Shares of the Company may be validly issued (other than the filing of a prospectus or similar disclosure document), the Company agrees to take make commercially reasonable efforts to secure such filing, registration, approval or compliance, as the case may be.

ARTICLE 6

MERGER AND SUCCESSORS

6.1	Company May Consolidate, etc. on Certain Terms

Nothing herein contained shall prevent any consolidation, amalgamation or merger of the Company with or into any other company or companies, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any company lawfully entitled to acquire and operate same, provided, however, that the company formed by such consolidation, amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

6.2	Successor Company Substituted

In case the Company, pursuant to Section 6.1 shall be consolidated, amalgamated or merged with or into any other company or companies or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other company, the successor company formed by such consolidation or amalgamation, or into which the Company shall have been consolidated, amalgamated or merged or which shall have received a conveyance or transfer as aforesaid, shall succeed to and be substituted for the Company hereunder and such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.

ARTICLE 7

AMENDMENTS

7.1	Amendment, etc.

This Warrant Certificate may only be amended by a written instrument signed by the parties hereto.

ARTICLE 8

MISCELLANEOUS

8.1	Time

Time is of the essence for the terms of this Warrant Certificate.

8.2	Notice

Any notice or other communication required to be given by the Company under this Warrant Certificate, whether to the Warrantholder or otherwise, shall be delivered to the Warrantholder at the address provided on the first page of this Warrant Certificate by hand (including by courier) or by mail.

Any notice or other communication so given shall be deemed to have been given and received when delivered, if delivered, and upon transmission, if telecopied, and if the date of such transmission is not a business day, on the next ensuing business day.

8.3	Transfer and Assignment of Warrant

The Warrant, and the rights evidenced hereby, are non-transferable and non-assignable except as permitted under the policies of the Exchange or by the securities acts and regulations, statements, orders, notices, directions, rulings and rules thereunder, of British Columbia and Alberta.

[The remainder of this page has been intentionally left blank. Signature page follows.]

SCHEDULE “B”

EXERCISE FORM

TO:	ANFIELD ENERGY INC.

Terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant Certificate held by the undersigned and issued by Anfield Energy Inc. (the “Company”).

The undersigned hereby exercises the right to acquire     Common Shares of the Company in accordance with and subject to the provisions of such Warrant Certificate and herewith makes payment of the purchase price in full for the said number of Common Shares.

The Common Shares are to be issued as follows:

Name:

Address in full:

Note: If further nominees are intended, please attach (and initial) a schedule giving these particulars.

DATED this   day of        , 20

(Signature of Warrantholder)

Print full name

Print full address

Instructions:

1.

The registered holder may exercise its right to receive Common Shares by completing this form and surrendering this form and the Warrant Certificate representing the Warrants being exercised to the Company.

2.

If the Exercise Form indicates that Common Shares are to be issued to a person or persons other than the registered holder of the Warrant Certificate, the signature of such holder of the Exercise Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

3.

If the Exercise Form is signed by a trustee, exercise, administrator, curator, guardian, attorney, officer of a Company or any person acting in a judiciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.

B-1